UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 1, 2012

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Material Compensatory Plan, Contract or Arrangement

Amended and Restated Employment Agreement with Joseph F. Azrack. On June 1, 2012, Apollo Global Real Estate Management, L.P. (the “Company”) and Mr. Joseph F. Azrack, the Company’s Managing Partner, entered into an amended and restated employment agreement (the “Restated Agreement”) that replaces the existing employment agreement between the Company and Mr. Azrack dated June 2, 2008. Pursuant to the Restated Agreement, Mr. Azrack’s employment as Managing Partner continues through such time as Mr. Azrack, either at his election or the Company’s election, transitions to Chairman of the Company. The Company may elect to transition Mr. Azrack to the position of Chairman at any time after December 31, 2012 and Mr. Azrack may elect to transition to the position of Chairman at any time following June 30, 2013. Either the Company or Mr. Azrack may terminate the Restated Agreement on 30 days’ notice (no notice is required if Mr. Azrack’s employment is terminated for cause).

Pursuant to the Restated Agreement, Mr. Azrack is entitled to receive base pay at an annual rate of $1,000,000 while serving as Managing Partner. Mr. Azrack shall be entitled to base pay at an annual rate of $350,000 while serving as Chairman. While employed by the Company, Mr. Azrack is entitled to participate in the Company’s benefit plans generally offered to similarly situated executives from time to time. If Mr. Azrack is terminated by the Company without cause or he resigns for good reason prior to December 31, 2012, the Company will pay him the balance of the total base pay for 2012 that he would have received if he had remained employed through December 31, 2012.

In accordance with the Restated Agreement, Mr. Azrack is also entitled to receive a portion of the carried interests (or “points”) allocated to (i) AGRE U.S. Real Estate Advisors, L.P., the general partner of AGRE U.S. Real Estate Fund, L.P. (“AGRE U.S. Points”), (ii) the management team of Apollo Global Management, LLC (“AGM” and together with its subsidiaries, “Apollo”) that works on certain European co-investment deals (“European Points”) and (iii) the management team of AGRE Asia Pacific Fund I, L.P. (“AGRE Asia Points”), and may become eligible to receive carried interests with respect to other investments. The AGRE U.S. Points, European Points and AGRE Asia Points would be subject to the terms of the applicable fund or other governing documents, including clawback provisions, if applicable. If the Company terminates Mr. Azrack’s employment without cause, or if Mr. Azrack resigns for good reason, prior to December 31, 2013, or if Mr. Azrack remains employed with the Company through December 31, 2013, the number of vested AGRE U.S. Points, European Points and AGRE Asia Points will be equal to the number of such points that would have otherwise vested had his employment terminated on June 30, 2014 (unless he continues to work beyond June 30, 2014 in which case he will continue to vest on the normal schedule).

The Restated Agreement provides that certain prior grants of restricted share units (“RSUs”) by AGM to Mr. Azrack will immediately vest if the Company terminates Mr. Azrack’s employment without cause, or if Mr. Azrack resigns for good reason, prior to December 31, 2013, or if Mr. Azrack remains employed with the Company through December 31, 2013. In addition, the Restated Agreement provides that the Company will recommend to the committee that administers the Apollo Commercial Real Estate Finance, Inc. (“ARI”) 2009 Equity Incentive Plan, that Mr. Azrack immediately vest in certain prior ARI RSU grants if the Company terminates Mr. Azrack’s employment without cause, or if Mr. Azrack resigns for good reason, prior to December 31, 2013, or if Mr. Azrack remains employed with the Company through December 31, 2013. Mr. Azrack will be granted 204,166 AGM RSUs on or about June 30, 2012 (the “APO RSUs”), and he will become eligible to receive up to an additional 408,334 AGM RSUs (the “Additional RSUs”) if the AUM (as defined in the Restated Agreement) of the Apollo real estate business reaches certain pre-established thresholds. Subject to Mr. Azrack’s continued employment, the APO RSUs will vest 25% on March 31, 2013, with the remainder vesting quarterly thereafter, and the Additional RSUs will vest 25% on the first anniversary of the date of grant, with the remainder vesting quarterly thereafter; provided, that if the Company terminates Mr. Azrack’s employment without cause, or if Mr. Azrack resigns for good reason, prior to December 31, 2013, he will immediately vest in any APO RSUs that would have otherwise vested if his employment had terminated on December 31, 2013.

The Restated Agreement also modifies the terms of certain restrictive covenants that are conditions to the RSU awards so that the covenants apply until the later of September 30, 2013 or 90 days following the date that Mr. Azrack ceases providing any services to the Company or any of its affiliates, except with respect to certain specified companies and their related entities and investment funds.

A copy of the Restated Agreement will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: June 5, 2012	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer and Chief Compliance Officer